Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

iCAD, Inc.

Nashua, New Hampshire

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2013, relating to the consolidated financial statements of iCAD, Inc. and Subsidiary appearing in the iCAD, Inc. and Subsidiary Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ BDO USA, LLP

Boston, Massachusetts
April 1, 2013